Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Team, Inc.:
We consent to the use of our reports dated March 15, 2017, with respect to the consolidated balance sheets of Team, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for the year ended December 31, 2016, the seven months ended December 31, 2015 and each of the years in the two-year period ended May 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference.

/s/ KPMG LLP
Houston, Texas
December 18, 2017

1914554.1